As filed with the Securities and Exchange Commission on June 26, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMEDISYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3131700
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816

(Address of Principal Executive Offices, Including Zip Code)

Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan

Amedisys, Inc. Employee Stock Purchase Plan

(Full Title of the Plans)

Copies to:

Ronald A. LaBorde President and Chief Financial Officer 5959 S. Sherwood Forest Blvd. Baton Rouge, LA 70816 (225) 292-2031 or (800) 467-2662	Jeffrey M. Stein King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan	2,100,000 shares(1)	$12.37(2)	$25,977,000(2)	$2,976.96
Common Stock, $0.001 par value per share	Amedisys, Inc. Employee Stock Purchase Plan	2,000,000 shares(1)	$12.37(2)	$24,740,000(2)	$2,835.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan or the Amedisys, Inc. Employee Stock Purchase Plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(2)	Pursuant to paragraphs (c) and (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low sale prices of the common stock reported on the NASDAQ Global Select Market on June 19, 2012.

EXPLANATORY NOTE

This Registration Statement registers (i) an additional 2,100,000 shares of common stock, $0.001 par value per share, of Amedisys, Inc., a Delaware corporation (the “Registrant”), issuable pursuant to the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and (ii) an additional 2,000,000 shares of the Registrant’s common stock, $0.001 par value per share, issuable pursuant to the Amedisys, Inc. Employee Stock Purchase Plan (the “ESPP”).

Pursuant to General Instruction E of Form S-8, the contents of (a) the Registration Statement on Form S-8, File No. 333-152359, which was filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2008 (the “Initial Omnibus Plan Registration Statement”), (b) the Registration Statement on Form S-8, File No. 333-60525, which was filed with the SEC on August 3, 1998 (the “Initial ESPP Registration Statement”) and (c) the Registration Statement on Form S-8, File No. 333-143967, which was filed with the SEC on June 22, 2007 (the “Follow-up ESPP Registration Statement,” and, together with the Initial Omnibus Plan Registration Statement and the Initial ESPP Registration Statement, the “Initial Registration Statements”) are hereby incorporated by reference, including each of the documents filed by the Registrant with the SEC and incorporated or deemed incorporated by reference in each of the Initial Registration Statements.

The shares issuable under the Omnibus Plan include 2,100,000 newly authorized shares and 174,535 unissued shares that were previously authorized for issuance under the Omnibus Plan. If any award granted under the Omnibus Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards again will be available for use under the Omnibus Plan. The shares issuable under the ESPP include 2,000,000 newly authorized shares and 275,158 unissued shares that were previously authorized for issuance under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plans, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 9, 2012.

(c)	The Company’s Current Reports on Form 8-K dated February 28, 2012 (solely with respect to Item 5.02), filed with the SEC on February 28, 2012; dated April 10, 2012, filed with the SEC on April 10, 2012; and dated June 7, 2012, filed with the SEC on June 8, 2012.

(d)	The Company’s Definitive Proxy Statement for its 2012 Annual Meeting of Stockholders, filed with the SEC on April 27, 2012.

(e)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 2, 1994, as amended on June 16, 2000, and any subsequent amendment thereto filed for the purpose of updating the description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

The Company’s Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by Delaware law.

Article XI of the Certificate of Incorporation of the Company provides for indemnification of officers, directors, agents and employees of the Company as follows:

(a)

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)	The Corporation shall indemnify any person or was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)	The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

(h)	For purposes of this section references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)	The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company’s By-Laws provide for indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The provisions of Section 6.7 of the Company’s By-Laws constitute a contract of indemnification between the Company and its officers and directors. Section 6.7 of the Company’s By-Laws permits the Company to purchase and maintain officers’ and directors’ liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to the same provision. The Company provides officers’ and directors’ liability insurance for its officers and directors.

The foregoing discussion of the Company’s Certificate of Incorporation, By-Laws and of Delaware law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, By-laws and Delaware law, respectively.

The Omnibus Plan provides limitations on liability of directors as members of the Board of Directors of the Company and as members of the Compensation Committee of the Board (the “Committee”) with respect to determinations made under the Omnibus Plan. The ESPP also provides limitations on liability of members of the Committee with respect to determinations made under the ESPP. Further, the Omnibus Plan provides that, in addition to any other rights they may have as directors or members of the Committee, the members of the Committee shall be indemnified by the Company against any action against them due to any act or failure to act in connection with the Omnibus Plan or any award made thereunder.

In addition, the Company has entered into (i) indemnification agreements with its non-employee directors and (ii) employment agreements with its employee directors and other executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Document Description

4.1	Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for its 2012 Annual Meeting of Stockholders, filed on April 27, 2012).

4.2	Amedisys, Inc. Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 8, 2012).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on this 26th day of June, 2012.

AMEDISYS, INC.

By:	/s/ WILLIAM F. BORNE
William F. Borne, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William F. Borne and Ronald A. LaBorde, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on this 26th day of June, 2012.

Name and Signature	Title

/S/ WILLIAM F. BORNE	Chief Executive Officer and Chairman of the Board
William F. Borne	(Principal Executive Officer)

/S/ RONALD A. LABORDE	President and Chief Financial Officer; Director
Ronald A. LaBorde	(Principal Financial Officer)

/S/ SCOTT G. GINN	Senior Vice President of Accounting and Controller
Scott G. Ginn	(Principal Accounting Officer)

/S/ JAKE L. NETTERVILLE	Director
Jake L. Netterville

/S/ DAVID R. PITTS	Director
David R. Pitts

/S/ PETER F. RICCHIUTI	Director
Peter F. Ricchiuti

Director
Donald A. Washburn

INDEX TO EXHIBITS

Exhibit Number	Document Description

4.1	Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for its 2012 Annual Meeting of Stockholders, filed on April 27, 2012).

4.2	Amedisys, Inc. Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 8, 2012).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).